David Coffey, C.P.A.

3651 Lindell Road Suite I

Las Vegas, Nevada

September 24, 2002

Capstone International Corporation

Surrey, B.C., Canada

    This letter will acknowledge my agreement to include or refer to the financial statements as of March 31, 2002, December 31, 2001 and December 31, 2000, which I have audited, in the filing of the amended Form SB-2 with the Securities and Exchange Commission.

Sincerely,

/s/ David Coffey CPA

David Coffey, C. P. A.